Exhibit 4.106

ADDENDUM No 1
to the
Share Purchase Agreement dated 9th September, 2015 ("the SPA")
between
DRYSHIPS INC. Of Marshall Islands (the "Seller 1") and OCEANFREIGHT INC. (as "Seller 2") (The Seller l and the Seller 2
are hereinafter collectively called the "Seller")
and
ALIVIA INVESTMENTS INC of Marshall Islands (the "Buyer") and
TMS BULKERS LTD. (as "Buyer's Guarantor"),
collectively "the Parties"
for the sale of the shares in CRETAN SHAREHOLDERS INC., CHLOE SHAREHOLDERS LIMITED,
TEAM-UP SHAREHOLDINGS LIMITED, PERGAMOS SHAREHOLDERS LIMITED, OCEANPOWER SHAREHOLDERS INC,
OCEANFIRE SHAREHOLDERS INC, OCEANRUNNER SHAREHOLDERS LIMITED, OCEANWAVE SHAREHOLDERS LIMITED,
OCEANTRADE SHAREHOLDINGS LIMITED, OCEANENERGY SHAREHOLDINGS LIMITED (the "Companies"),
This Addendum No. 1 dated 9th October 2015 is supplemental to the SPA governing the sale of the shares in the Companies and shall form an integral part thereof. Unless otherwise defined herein, the terms, words and expressions used in this Addendum No. 1 shall have the same meaning ascribed to them under the SPA.
1)	The Parties hereby agree that Clause 2.3 of the SPA shall be amended so as to read as follows:
"The purchase price for the Shares that shall be paid by the Buyer to the Seller on or before the Closing Date shall consist of an amount United States Dollars One Hundred Eighty Million (US$ 180,000,000) less the outstanding balance under the Debt on the basis of zero working capital including cash. Any adjustment of the Purchase price as agreed between the Seller and the Buyer shall be made within .fifteen (15) days as of the Closing Date".
2)	All other terms and conditions of the SPA, including the performance guarantees by both the Seller's Guarantor and the Buyer's Guarantor, shall remain in full force and effect.
This 9th day of October, 2015
For and on behalf of the Seller 1	For and on behalf of the Buyer
DRYSHIPS INC.	ALIVIA INVESTMENTS INC.

By: /s/Ziad Nakhleh	By: /s/Geoffroy Gunet
Name: Ziad Nakhleh	Name: Geoffroy Gunet
Title: Chief Financial Officer	Title: Attorney-in-fact

For and on behalf of the Seller 2	For and on behalf of the Buyer's Guarantor
OCEANFREIGHT INC.	TMS BULKERS LTD.

By: /s/Ziad Nakhleh	By: /s/Geoffroy Gunet
Name: Ziad Nakhleh	Name: Geoffroy Gunet
Title: Attorney-in-fact	Title: Attorney-in-fact